Exhibit 5.17

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Luiz Carlos Damasceno dos Santos, MAusIMM CP (Geo)., hereby consent to the use of my name in connection with the mineral resource estimate for the Jacobina Mine as at December 31, 2021 (the “Estimate”) and to the inclusion or incorporation by reference of references to any summary or extract of the Estimate in the Registration Statement.

By:	/s/ Luiz Carlos Damasceno dos Santos
Name: Luiz Carlos Damasceno dos Santos, MAusIMM CP (Geo).

April 25, 2022